Filed Pursuant to Rule 424(b)(3)
Registration No. 333-255557

BROOKFIELD REAL ESTATE INCOME TRUST INC.

SUPPLEMENT NO. 8 DATED OCTOBER 1, 2024

TO THE PROSPECTUS DATED APRIL 10, 2024

This prospectus supplement (“Supplement”) is part of and should be read in conjunction with the prospectus of Brookfield Real Estate Income Trust Inc., dated April 10, 2024 (as supplemented to date, the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus. References herein to the “Company,” “we,” “us,” or “our” refer to Brookfield Real Estate Income Trust Inc. and its subsidiaries unless the context specifically requires otherwise.

The purposes of this Supplement are as follows:

•	to disclose the launch of our 1031 Exchange Program;

•	to disclose the amendment to the Advisory Agreement;

•	to disclose the amendment to the Operating Partnership’s partnership agreement;

•	to disclose updates to our valuation guidelines;

•	to disclose updates to our investment guidelines;

•	to update the “Risk Factors” section of the Prospectus; and

•	to update the “Conflicts of Interest” disclosure in the Prospectus.

1031 Exchange Program

We, through Brookfield REIT Operating Partnership L.P. (the “Operating Partnership”), are initiating a program to issue and sell up to a maximum aggregate offering amount of $1.0 billion of beneficial interests to “accredited investors,” as that term is defined under Regulation D promulgated by the SEC under the Securities Act, in private placements exempt from registration pursuant to Section 4(a)(2) of the Securities Act, in specific Delaware statutory trusts holding one or more real properties (the “DST Program”). In connection with the launch of the DST Program, the Prospectus is updated as follows:

The following disclosure is added to the section of the Prospectus titled “Prospectus Summary”:

DST Program

We, through the Operating Partnership, are initiating a program (the “DST Program”) to issue and sell up to a maximum aggregate offering amount of $1.0 billion of beneficial interests (“DST Interests”) in specific Delaware statutory trusts (“DSTs”) holding one or more real properties (each, a “DST Property” and, collectively, the “DST Properties”). These DST Interests will be issued and sold to “accredited investors,” as that term is defined under Regulation D promulgated by the SEC under the Securities Act of 1933, as amended (the “Securities Act”), in one or more offerings (the “DST Offerings”). Under the DST Program, each DST Property will be sourced from our real properties or from third parties, which will be held in a DST and subsequently leased by a wholly owned subsidiary of the Company in accordance with a certain master lease agreement. Each master lease agreement will be guaranteed by the Operating Partnership, which will hold a fair market value option (the “FMV Option”), giving it the right, but not the obligation, to acquire the DST Interests in the applicable DST from the investors in exchange for Operating Partnership units or cash, at the Operating Partnership’s discretion. Such FMV Option shall be exercisable during a one-year option period, beginning two years following the sale of the last DST Interest in any such DST Offering. The Operating Partnership, in its sole and absolute discretion, may assign its rights in the FMV Option to a subsidiary, an affiliate, a successor entity to the Operating Partnership or the acquiror of a majority of the Operating Partnership’s assets. After a one-year holding period, investors who acquire Operating Partnership units pursuant to the FMV Option generally have the right to request that the Operating Partnership redeem all or a portion of their Operating Partnership units for, at the sole discretion of the general partner of the Operating Partnership, shares of our common stock, cash, or a combination of both.

We expect that the DST Program will give us the opportunity to expand and diversify our capital-raising strategies by offering what we believe to be an attractive investment product for investors that may be seeking like-kind replacement properties to complete tax-deferred exchange transactions under Section 1031 of the Code. Affiliates of the Adviser may provide mortgage financing with respect to certain DST Properties and are expected to receive fees in connection with the sale of the DST Interests and the management of the DSTs.

We intend to use the net offering proceeds from the DST Program to make investments in accordance with our investment strategy and policies, reduce our borrowings, repay indebtedness, fund the repurchase of shares of all classes of our common stock under our share repurchase plan and for other corporate purposes. We have not allocated specific amounts of the net proceeds from the DST Program for any specific purpose.

Dealer Manager for the DST Program

In connection with the launch of the DST Program, Brookfield Real Estate Exchange LLC (the “DST Sponsor”), Brookfield Oaktree Wealth Solutions LLC (the “Dealer Manager”) and, solely with respect to its obligations with respect to the investor servicing fee, the Operating Partnership, entered into that certain DST Dealer Manager Agreement (the “DST Dealer Manager Agreement”), pursuant to which the Dealer Manager will serve as the dealer manager for the DST Offerings on a “best efforts” basis.

The following disclosure is added to the section of the Prospectus titled “Investment Objectives and Strategies”:

DST Program

We, through the Operating Partnership, are initiating the DST Program to issue and sell up to a maximum aggregate offering amount of $1.0 billion of DST Interests in specific DSTs holding one or more DST Properties. These DST Interests will be issued and sold to “accredited investors,” as that term is defined under Regulation D promulgated by the SEC under the Securities Act, in one or more DST Offerings. Under the DST Program, each DST Property will be sourced from our real properties or third parties, which will be held in a DST and subsequently leased by a wholly owned subsidiary of the Company in accordance with a certain master lease agreement. Each master lease agreement will be guaranteed by the Operating Partnership, which will hold a FMV Option, giving it the right, but not the obligation, to acquire the DST Interests in the applicable DST from the investors in exchange for Operating Partnership units or cash, at the Operating Partnership’s discretion. Such FMV Option shall be exercisable during a one-year option period, beginning two years following the sale of the last DST Interest in any such DST Offering. The Operating Partnership, in its sole and absolute discretion, may assign its rights in the FMV Option to a subsidiary, an affiliate, a successor entity to the Operating Partnership or the acquiror of a majority of the Operating Partnership’s assets. After a one-year holding period, investors who acquire Operating Partnership units pursuant to the FMV Option generally have the right to request that the Operating Partnership redeem all or a portion of their Operating Partnership units for, at the sole discretion of the general partner of the Operating Partnership, shares of our common stock, cash, or a combination of both.

We expect that the DST Program will give us the opportunity to expand and diversify our capital-raising strategies by offering what we believe to be an attractive investment product for investors that may be seeking like-kind replacement properties to complete tax-deferred exchange transactions under Section 1031 of the Code. Affiliates of the Adviser may provide mortgage financing with respect to certain DST Properties and are expected to receive fees in connection with the sale of the DST Interests and the management of the DSTs. We intend to use the net offering proceeds from the DST Program to make investments in accordance with our investment strategy and policies, reduce our borrowings, repay indebtedness, fund the repurchase of shares of all classes of our common stock under our share repurchase plan and for other corporate purposes. We have not allocated specific amounts of the net proceeds from the DST Program for any specific purpose.

Dealer Manager for the DST Program

In connection with the launch of the DST Program, the DST Sponsor, the Dealer Manager and, solely with respect to its obligations with respect to the investor servicing fee, the Operating Partnership, entered into the DST Dealer Manager Agreement, pursuant to which the Dealer Manager serves as the dealer manager for the DST Offerings on a “best efforts” basis. Under the DST Dealer Manager Agreement, each DST will pay the Dealer Manager upfront selling commissions of up to 5.0% of the total cash purchase price paid per DST Interest sold, upfront dealer manager fees of up to 1.0% of the total cash purchase price paid per DST Interest sold, and placement fees in an amount up to 1.0% of the total cash purchase price paid per DST Interest sold. Additionally, each DST will pay to the Dealer Manager an ongoing investor servicing fee of up to 0.25% per annum of the total cash purchase price paid for the DST Interests sold in the applicable DST Offering.

The Operating Partnership will pay the Dealer Manager, solely with respect to Operating Partnership units issued in connection with the FMV Option in exchange for DST Interests and only until the fee limit (if any) set forth in the applicable agreement between the Dealer Manager and the participating distribution agent that sold such DST Interests in a DST Offering has been reached, an investor servicing fee equal to 0.85% per annum of the aggregate NAV for the applicable Class T-1 units, an investor servicing fee equal to 0.85% per annum of the aggregate NAV for the applicable Class S-1 units and an investor servicing fee equal to 0.25% per annum of the aggregate NAV for the applicable Class D-1 units. No investor servicing fee will be paid for Class I units. All or a portion of the selling commissions, dealer manager fees, and investor servicing fees may be reallowed to participating distribution agents, as set forth in the applicable agreement between the Dealer Manager and such participating distribution agent.

DST Manager

BREX Manager LLC, an affiliate of the DST Sponsor, will serve as the manager of each DST (the “DST Manager”). The DST Manager has the power and authority (i) to manage the limited investment activities and affairs of the DSTs, (ii) to perform administrative actions in connection with the DSTs, (iii) to act as signatory trustee of the applicable DSTs, and (iv) to determine when it is appropriate to sell, transfer or dispose of the DST Properties, all of such power and authority is limited to the extent such powers and authority are materially consistent with the powers and authority conferred upon the trustee in Revenue Ruling 2004-86.

As compensation for its management services, each DST will pay the DST Manager an administration fee of up to 0.15% per annum of the total cash purchase price paid for the DST Interests sold in the applicable DST Offering, which fee will be paid monthly in arrears as set forth in the applicable trust agreement.

Other DST Program Fees

In connection with the DST Program, the following additional fees and expenses will be paid to the DST Sponsor and its affiliates in addition to those described above.

•

Each DST, or the DST Manager or its affiliate, will pay us, the DST Sponsor or our or its assignee a fixed percentage fee of up to 0.5% of the total cash purchase price paid for the DST Interests sold in the applicable DST Offering as reimbursement for organizational and offering costs and related expenses, assuming that the maximum offering amount of the relevant DST Offering is sold without discounts.

•

Each DST, or the DST Manager or its affiliate, will pay the DST Sponsor or its assignee a fixed percentage fee of up to 0.5% of the total cash purchase price paid for the DST Interests sold in the applicable DST Offering, assuming that the maximum offering of the relevant DST Offering is sold without discounts, as reimbursement for legal and closing costs incurred in connection with the due diligence and acquisition of the applicable DST Property, including but not limited to certain closing costs with respect to such DST Property, such as title insurance, transfer taxes, recording fees, legal fees and other expenses that may be incurred in the purchase of real estate.

•

If a DST Property is subject to mortgage indebtedness, each DST, or the DST Manager or its affiliate, will pay to the applicable lender (i) a loan fee and (ii) reimbursement for any costs and fees, including recording fees and taxes, legal fees, title fees and other expenses associated with the closing of such indebtedness. Affiliates of the Adviser may provide mortgage financing with respect to certain DST Properties, and therefore may receive the foregoing fees and reimbursements in connection with such services.

Advisory Agreement

The following disclosure modifies the description of the Advisory Agreement and the management fee payable to the Adviser in the section of the Prospectus titled “Management—The Advisory Agreement—Management Fee, Performance Fee and Expense Reimbursements” and all related disclosure in the Prospectus:

In connection with the launch of the DST Program, we, the Operating Partnership and the Adviser entered into that certain Second Amended and Restated Advisory Agreement (the “Advisory Agreement”). The Advisory Agreement amends and restates the prior version of the agreement to, among other things, facilitate the initiation and management of the DST Program and amend the calculation of the asset management fee in connection with the DST Program.

As amended, we pay the Adviser a management fee equal to 1.25% of our NAV of our Class T, Class S, Class D, Class I and Class C shares per annum payable monthly, and the Operating Partnership pays the Adviser a management fee equal to 1.25% of the Operating Partnership’s NAV of its Class T, Class T-1, Class S, Class S-1, Class D, Class D-1, Class I and Class C units held by unitholders other than us per annum payable monthly. In addition, we and the Operating Partnership pay the Adviser a management fee equal to 1.25% of the aggregate DST Property consideration per annum payable monthly for all DST Properties subject to a FMV Option held by the Operating Partnership. For avoidance of doubt, the Adviser does not receive a duplicative management fee with respect to any DST Property. In calculating the management fee, we use our NAV and the Operating Partnership’s NAV before giving effect to any accruals for the management fee, the performance fee, the stockholder servicing fee, the investor servicing fee or distributions payable on our shares or the Operating Partnership’s units. No management fee is paid with respect to Class E shares or Class E units.

Partnership Agreement

The following disclosure modifies the description of the Operating Partnership’s partnership agreement in the section of the Prospectus titled “Summary of the Operating Partnership Agreement” and all related disclosure in the Prospectus:

In connection with the launch of the DST Program, we, as a limited partner, Brookfield REIT OP GP LLC, as the general partner, and the other limited partners party thereto entered into that certain amended and restated agreement of limited partnership of Brookfield REIT Operating Partnership LP (the “partnership agreement”). The partnership agreement amends the prior limited partnership agreement of the Operating Partnership to, among other things, facilitate the issuance of Operating Partnership units in exchange for DST Interests in the event the Operating Partnership elects to exercise its FMV Option following the launch of the DST Program. The partnership agreement authorizes the Operating Partnership to issue Operating Partnership units in the form of Class I units or one of three new classes of Operating Partnership units, specifically Class T-1 units, Class S-1 units and Class D-1 units, in exchange for DST Interests in connection with the FMV Option, with the class of Operating Partnership units to be received by an investor to be set forth set forth in the applicable agreement between the Dealer Manager and the participating distribution agent that sold such DST Interests in a DST Offering.

The partnership agreement further provides that any such Class T-1, Class S-1 units and Class D-1 units received in exchange for DST Interests in connection with the exercise of the FMV Option will automatically convert to Class I units in the event the aggregate selling commissions, dealer manager fees, and investor servicing fees paid with respect to such Class T-1, Class S-1 units or Class D-1 units and the DST Interests for which such

Operating Partnership units were exchanged reach a fee limit (if any) set forth in the applicable agreement between the Dealer Manager and the participating distribution agent that sold such DST Interests in a DST Offering.

Pursuant to the partnership agreement, the investor servicing fee payable with respect to a particular class of Operating Partnership units will be specially allocated to that class of Operating Partnership units. Unless otherwise provided in the applicable agreement between the Dealer Manager and the applicable participating distribution agent, the amount of the ongoing investor servicing fee for a Class T-1 unit shall equal 0.85% of the NAV of such outstanding Class T-1 unit, the amount of the ongoing investor servicing fee for a Class S-1 unit shall equal 0.85% of the NAV of such outstanding Class S-1 unit, and the amount of the ongoing investor servicing fee for a Class D-1 unit shall equal 0.25% per annum of the NAV of such outstanding Class D-1 unit.

Pursuant to the partnership agreement, limited partners who hold Operating Partnership units may, after a one-year holding period, request that the Operating Partnership redeem all or a portion of their Operating Partnership units for, at the sole discretion of the general partner of the Operating Partnership, shares of our common stock, cash, or a combination of both. Other than Operating Partnership units held by Brookfield, the Adviser and their affiliates, the Operating Partnership is not obligated to redeem any Operating Partnership units and may choose to redeem only some, or even none, of such units in the sole discretion of the general partner of the Operating Partnership.

Valuation Guidelines

The following disclosure supersedes and replaces the fourth paragraph in the section of the Prospectus titled “Net Asset Value Calculation and Valuation Guidelines—Valuation of Investments—Consolidated Properties”:

For example, an appraisal update may be appropriate to reflect the occurrence of an unexpected property-specific event such as a termination or renewal of a material lease, a material change in vacancies or an unanticipated structural or environmental event at a property that may cause the value of a property to change materially. An appraisal update may also be appropriate to reflect the occurrence of broader market-driven events identified by the Adviser, the Sub-Adviser or our independent valuation advisor which may impact more than a specific property, such as a significant capital market event. Any such appraisal updates will be estimates of the market impact of specific events as they occur, based on assumptions and judgments that may or may not prove to be correct, and may also be based on the limited information readily available at that time. If deemed appropriate by the Adviser, the Sub-Adviser or our independent valuation advisor, any necessary appraisal updates will be determined as soon as practicable. An appraisal received during the year for one property may also trigger an appraisal update for another property.

The following disclosure supersedes and replaces the first paragraph in the section of the Prospectus titled “Net Asset Value Calculation and Valuation Guidelines—Liabilities”:

We include the fair value of our liabilities as part of our NAV calculation. These liabilities include the fees payable to the Adviser (including any accrued performance fees) and the Dealer Manager, accounts payable, accrued operating expenses, property-level mortgages, any portfolio-level credit facilities and other liabilities. All liabilities will be valued using widely accepted methodologies specific to each type of liability. Liabilities related to class-specific fees will be allocable to a specific class of shares and will only be included in the NAV calculation for such class. Therefore, (i) liabilities related to stockholder servicing fees will be allocable to Class T shares, Class S shares and Class D shares, as applicable, and will only be included in the NAV calculation for that class, and (ii) liabilities related to management fees and performance fees will be allocable to Class T shares, Class S shares, Class D shares, Class I shares and Class C shares and will only be included in the NAV calculation for such class. Our debt will typically be valued at fair value in accordance with GAAP. The Adviser advanced all of our organization and offering expenses on our behalf (other than upfront selling commissions, dealer manager fees and stockholder servicing fees) through July 5, 2023, subject to the following reimbursement terms: (1) we have and will continue reimbursing the Adviser for all such advanced expenses paid through July 5, 2022 ratably over the 60 months following July 6, 2022; and (2) we will continue reimbursing the Adviser for all such advanced expenses paid from July 6, 2022 through July 5, 2023 ratably over the 60 months following July 6, 2023. For purposes of calculating our NAV, organization and offering expenses advanced by the Adviser will not be recognized as expenses or as a component of equity and reflected in our NAV until we reimburse the Adviser for these costs.

The following disclosure is added to the section of the Prospectus titled “Net Asset Value Calculation and Valuation Guidelines”:

Valuation of Assets and Liabilities Associated with the DST Program

We intend to conduct the DST Program to raise capital in private placements through the sale of DST Interests in DSTs that own one or more DST Properties in which we, through a wholly owned subsidiary, will hold a long-term leasehold interest in each DST Property pursuant to a master lease that will be guaranteed by the Operating Partnership. In accordance with the applicable master lease, such subsidiary or applicable master tenant will make rental payments to the applicable DST (as landlord and owner of such DST Property) and such subsidiary or applicable master tenant will be responsible for subleasing the applicable DST Property to various end-user tenants. This master lease arrangement means that we will bear the risk that the underlying cash flow received from the applicable DST Property may be less than the master lease payments. Additionally, the Operating Partnership will hold the FMV Option, giving it the right, but not the obligation, to acquire the DST Interests from the investors at a later date in exchange for Operating Partnership units or cash, at the Operating Partnership’s discretion.

Due to the continuing management of each DST Property by our subsidiary through the master lease arrangement, we will, for purposes of calculating NAV but not necessarily for federal income tax purposes, include each DST Property in the calculation of our NAV at its fair value (without taking into account the master lease obligations) in the same manner as described under “Valuation of Investments—Consolidated Properties,” provided, however, that any mortgage liability related to a DST Property will be valued at cost rather than estimated fair value for purposes of calculating our NAV.

The cash received by us in exchange for the indirect sale of DST Interests in each DST Property will be valued as an asset with a corresponding liability, initially equal to the cash received, representing the obligations under the master lease. Accordingly, the indirect sale of DST Interests in each DST Property will have no initial net effect to the NAV calculation. Following the close of the offering of each DST Property, the value of the DST Property (taking into account the master lease obligations) will be multiplied by the third-party investors’ percentage interest in the DST Property to determine the fair value of the corresponding liability on an ongoing basis. Therefore, any differences between the fair value of the DST Property and the fair value of the DST Property subject to the master lease obligations will be incorporated into our NAV.

The following disclosure supersedes and replaces the first and second paragraphs in the section of the Prospectus titled “Net Asset Value Calculation and Valuation Guidelines—NAV and NAV Per Share Calculation”:

State Street will calculate the NAV for each of our classes of common stock. Our board of directors, including a majority of the independent directors, may replace State Street with another party, including the Adviser, if it is deemed appropriate to do so. The Adviser is responsible for reviewing and confirming our NAV, and overseeing the process around the calculation of our NAV, in each case, as performed by State Street. While the Adviser will rely upon the Sub-Adviser to review and confirm valuations of certain investments, the Adviser remains ultimately responsible for oversight of the NAV calculation process.

Each class of our common stock will have an undivided interest in our assets and liabilities, other than class-specific stockholder servicing fees, management fees and performance fees. State Street will calculate our NAV per share for each class as of the last calendar day of each month, using a process that reflects several components (each as described above), including the estimated fair value of (1) each of our properties, (2) our real estate-related debt investments and real estate-related securities (3) our other real estate-related investments, if any, and (4) our other assets and liabilities. Because class-specific fees are allocable to a specific class of shares and will only be included in the NAV calculation for such class, the NAV per share for our share classes may differ. Units of the Operating Partnership will be valued in the same fashion. Each class of Operating Partnership units is economically equivalent to our corresponding class of shares (with Class T-1 units equivalent to Class T shares, Class D-1 units equivalent to Class D shares and Class S-1 units equivalent to Class S shares). Accordingly, on the last day of each month, the NAV per class of Operating Partnership units equals the NAV per share of the corresponding class of common stock. The NAV of the Operating Partnership on the last day of each calendar month equals the sum of the NAVs of each outstanding Operating Partnership unit on such day.

Investment Guidelines

The following disclosure supersedes and replaces the first paragraph in the section of the Prospectus titled “Investment Objectives and Strategies—Borrowing Policies” and all related disclosure in the Prospectus:

We use financial leverage to provide additional funds to support our investment activities. This allows us to make more investments than would otherwise be possible, resulting in a broader portfolio of investments. Subject to the limitation on indebtedness for money borrowed in our charter described below, our target leverage ratio is 50% to 60%. Our leverage ratio is measured by dividing (i) the consolidated property-level and entity-level debt, excluding any third-party interests in such debt, net of cash, loan-related restricted cash, and trading securities by (ii) the gross asset value of real estate equity investments (calculated using the greater of fair value and cost of gross real estate assets), excluding any third-party interests in such investments, plus our equity in real estate-related debt investments. For purposes of determining our gross real estate assets (but not necessarily for federal income tax purposes), we include the asset values of the DST Properties due to the master lease structure, including the Operating Partnership’s FMV Option. Our leverage ratio calculation does not include (i) indebtedness incurred in connection with funding a deposit in advance of the closing of an investment, (ii) indebtedness incurred as other working capital advances or (iii) any financing liability resulting from the sale of DST Interests included in our NAV calculation. Furthermore, the refinancing of any amount of existing indebtedness will not be deemed to constitute incurrence of new indebtedness so long as no additional amount of net indebtedness is incurred in connection therewith (excluding the amount of transaction expenses associated with such refinancing).

Risk Factors

The following disclosure is added to the section of the Prospectus titled “Risk Factors—Risks Related to This Offering and Our Organizational Structure”:

The DST Program could subject us to liabilities from litigation or otherwise.

In connection with the launch of the DST Program, we, through the Operating Partnership, expect to raise capital in private placements exempt from registration under the Securities Act through the sale of DST Interests to “accredited investors” in specific DSTs holding one or more DST Properties. We expect that the DST Program will give us the opportunity to expand and diversify our capital-raising strategies by offering what we believe to be an attractive investment product for investors that may be seeking like-kind replacement properties to complete tax-deferred exchange transactions under Section 1031 of the Code. However, there is no guarantee that the DST Program will provide the tax benefits expected by investors. Investors who acquire DST Interests through such private placements may be seeking certain tax benefits that depend on the interpretation of, and compliance with, federal and state income tax laws and regulations. As the sole member of the general partner of the Operating Partnership, we may become subject to liability, from litigation or otherwise, as a result of the DST Program, including in the event an investor fails to qualify for any desired tax benefits.

The DST Program will not shield us from risks related to the performance of the DST Properties held through such structures.

Under the DST Program, certain of our existing real properties and real properties acquired from third parties may be placed into DSTs, the DST Interests of which will be sold to investors. We, through a wholly owned subsidiary, will hold long-term leasehold interests in each DST Property under a master lease, which will be fully guaranteed by the Operating Partnership. Under each master lease, we, through such subsidiary or applicable master tenant, will be responsible for subleasing the applicable DST Property to occupying tenants until the earlier of the expiration of the master lease or the Operating Partnership’s exercise of the FMV Option, which means that we bear the risk that the underlying cash flow from a DST Property may be less than the master lease payments. Therefore, even though we will no longer own such applicable DST Property, because of the fixed terms of the master lease guaranteed by the Operating Partnership, negative performance by a DST Property could affect cash available for distributions to our stockholders and would likely have an adverse effect on our results of operations. In addition, although the Operating Partnership will hold a FMV Option to reacquire each DST Property, the purchase price will be based on the then-current fair market value of the applicable DST Property subject to the master lease. Therefore, we may pay more for a DST Property upon the FMV Option exercise if it appreciates while held by the applicable DST than if we had not placed such property in the DST Program.

We may own DST Interests in DSTs owning DST Properties that will be subject to the agreements under our DST Program, which may have an adverse effect on our results of operations, relative to if the DST Program agreements did not exist.

In connection with the launch of the DST Program, we may own DST Interests in DSTs owning one or more DST Properties that are subject to the terms of the agreements governing our DST Program. The DST Program agreements may limit our ability to encumber, lease or dispose of our DST Interests. Such agreements could affect our ability to turn our DST Interests into cash and could affect cash available for distributions to our stockholders. The DST Program agreements, and in some cases the financing documents used in connection with the DST Program, could also impair our ability to take actions that would otherwise be in the best interests of our stockholders and, therefore, may have an adverse effect on our results of operations and NAV, relative to if the DST Program agreements did not exist.

DST Properties may be less liquid than other assets, which could impair our ability to utilize cash proceeds from sales of such DST Properties for other purposes such as paying down debt, distributions or additional investments.

DST Properties may later be reacquired by the Operating Partnership through the exercise of the FMV Option. In such cases, the investors who become limited partners in the Operating Partnership will generally still be tied to the applicable DST Property in terms of basis and built-in-gain. As a result, if a DST Property is subsequently sold, unless we effectuate a like-kind exchange under Section 1031 of the Code, then tax will be triggered on the investors’ built-in-gain. Although we are not contractually obligated to do so, we intend to execute 1031 exchanges in such situations rather than trigger gain. Any replacement property acquired in connection with a 1031 exchange will similarly be tied to such investors with similar considerations if such replacement property ever is sold. As a result of these factors, placing real properties into the DST Program may limit our ability to access liquidity from such real properties or replacement properties through sale without triggering taxes due to the built-in-gain tied to investors in the DST Program. Such reduced liquidity could impair our ability to utilize cash proceeds from sales for other purposes such as paying down debt, paying distributions, funding repurchases or making additional investments.

Conflicts of Interest

The following disclosure is added to the section of the Prospectus titled “Conflicts of Interest”:

DST Program

The Adviser is affiliated with the Dealer Manager, which serves as the dealer manager for the DST Program. This relationship may create conflicts of interest with respect to decisions regarding whether to place properties into the DST Program. The Adviser, the Dealer Manager and their affiliates will receive fees and expense reimbursements in connection with their roles in the DST Program (certain of which costs are expected to be substantially paid by the private investors in the DST Program).